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NEWS RELEASE                                 THE CHASE MANHATTAN CORPORATION
                                             270 Park Avenue
                                             New York, NY 10017-2070






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Investor Contact: John Borden 212-270-7318          Press Contact: Jon Diat 212-270-5089
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CHASE MANHATTAN RAISES DIVIDEND 17% AND ANNOUNCES THREE-FOR-TWO STOCK SPLIT

New York, March 21, 2000 - The Chase Manhattan Corporation (NYSE:CMB) announced that its Board of Directors today approved a 17% increase in the quarterly common stock dividend to $.48, or $1.92 on an annual basis. The increase will be effective for the dividend payable on April 30th to stockholders of record at the close of business April 6th.

The Board of Directors also approved a three-for-two stock split, subject to shareholder approval at the corporation's annual meeting on May 16th. The actions reflect the Board's confidence in Chase's prospects. If approved by the shareholders, the record date for the split will be May 17, 2000 and the additional shares issued as a result of the split will be distributed on June 9, 2000.

The Chase Manhattan Corporation (www.chase.com) is a premier global financial services firm with assets in excess of $400 billion. Chase combines the best of commercial and investment banking, offers world-class information and transaction processing services, and has a leading U.S. consumer franchise that serves 32 million customers. Through its newly formed business unit chase.com, Chase is successfully creating innovative business models for the New Economy. Chase, with offices in more than 45 countries, has a presence in all of the principal financial centers around the world.